Exhibit 10.29

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of January 26, 2010 (the "Effective Date"), is made by and among MMR Information Systems, Inc., a Delaware corporation ("Parent"), MyMedicalRecords, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the "Company"), and Ingrid Safranek (the "Executive").

WITNESSETH:

WHEREAS, the Company desires to employ the Executive as its Vice President, Chief Financial Officer, and Secretary, and Parent desires to employ the Executive as its Vice President, Chief Financial Officer and Secretary;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

  Employment

  Each of Parent and the Company hereby agrees to retain the Executive, and the Executive hereby agrees to be employed by Parent and the Company, on an at-will basis and subject to the additional terms and conditions of this Agreement.

  Term

  The term of this Agreement (the "Agreement Term") shall commence on the Effective Date and shall expire on June 15, 2010 (the "Initial Term") unless extended or otherwise terminated pursuant to this Agreement (the "Employment Period"). The Agreement Term shall be extended automatically for successive additional one-year periods at the expiration of the then-current term unless written notice of non-extension is provided by Parent and the Company to the Executive after appropriate Board resolution at least 60 days prior to the expiration of the Initial Term or such extended term, as the case may be.

  Responsibilities

  The Executive shall provide finance, accounting and information technology services to Parent and the Company in Executive's principal area of expertise. It is further intended that Executive initially shall hold the office of Vice President, Chief Financial Officer and Secretary with Parent and Vice President, Chief Financial Officer, and Secretary with the Company, reporting to Parent's and the Company's Chief Executive Officer. The Executive's job description and title(s) may be changed by mutual agreement of the Executive, Parent and the Company. The Executive agrees to devote a reasonable portion of his business time, efforts and skills to the performance of his duties and responsibilities under this Agreement.
  Compensation

  In consideration of the services rendered by the Executive during the term hereof Parent and the Company shall pay Executive the amounts set forth below.

    Salary.   Parent and the Company shall pay the Executive, on a semi-monthly basis, a base salary of approximately $105,000 per year (the "Base Salary"). The Base Salary shall be subject to an increase as determined by the Board of Directors of Parent from time to time in its sole discretion, provided that as of each June 1 during the Agreement Term the amount of the Base Salary shall increase by not less than 5% of the then current base salary.
    Revenue-Based Compensation for Additional Services.   In order to accomplish the responsibilities set forth in Section 3, Executive from time to time may perform, and be compensated for performing, additional services as requested by the Company's or Parent's management (the "Additional Services").
    Bonus.   The Compensation Committee of Parent and the Company shall annually determine whether or not an additional bonus should be payable to Executive in consideration for services rendered during the prior year.
    Executive Benefits.   The Executive shall also be entitled to (i) health insurance pursuant to the plan made available generally to employees of Parent and the Company; (ii) vacation pursuant to the policies of the Company and Parent for each 12-month period during the Employment Period; (iii) reasonable travel expenses incurred in connection with her responsibilities; and (iv) such other benefits and perquisites that are generally made available to senior executives of Parent and the Company from time to time. Executive further agrees to be bound by the policies and procedures outlined in the Company's and Parent's Employee Manual.
    Indemnification. The Executive shall be provided with any indemnification rights and indemnification insurance coverage on the same basis as are provided to other senior executives of Parent or the Company.
    Reimbursement of Expenses.   Parent and the Company shall reimburse all reasonable business expenses and disbursements incurred by the Executive in the performance of his duties under this Agreement.
    Deferred Compensation and Interest. Parent and the Company acknowledge that the Executive agrees that it could be necessary to defer certain payments or benefits, and Parent and the Company do not intend that Executive relinquish, and Executive does not hereby relinquish, any rights thereto.
    Termination.   In the event that this Agreement is terminated by Parent and the Company without Cause (as such term is defined herein), Parent and the Company shall continue paying the monthly salary required under Section 4(a) hereof for two (2) months, if such termination occurs within the first year of employment; for six (6) months, if such termination occurs between the first year and the last day of the second year of employment; and for twelve (12) months, if such termination occurs after the last day of the second year of employment. If this Agreement is terminated by Parent and the Company due to Executive's misconduct (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement) or should the Executive make or attempt to make any unauthorized use or disclosure of material confidential information or trade secrets of Parent and the Company or any parent or subsidiary corporation (any of the foregoing, a "Cause"), then neither Parent nor Company shall be required to continue paying the monthly salary required under Section 4(a) and the Company and Parent shall only be required to pay such salary as has been accrued to that date. For purposes of clarification, a change in title or diminution of responsibilities, regardless of the level of materiality, shall not be considered a termination under the provisions of this Agreement.

  Miscellaneous
    Successors and Assigns.   This Agreement shall be binding upon and shall inure to the benefit of Parent and the Company and the Executive, and their successors and assignees.
    Entire Agreement.   This Agreement sets forth the entire agreement of the Executive and Parent and the Company in respect of the subject matter contained herein and supersedes all prior agreements, memoranda of understanding, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the parties hereto in respect of the subject matter contained herein. Any amendment or modification of this Agreement shall not be binding unless in writing and signed by Parent and the Company and the Executive.
    Severability.   In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement.
    Notices.   All notices which may be necessary or proper for either Parent and the Company or the Executive to give to the other shall be in writing and shall be delivered by hand or sent by registered or certified mail, return receipt requested and actually received, or by air courier, and shall be deemed given when sent, to the respective persons at the addresses set forth in Annex A (or such other address as any party may provide to the other parties after the date hereof).
    Governing Law.   This Agreement shall be governed by and enforceable in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.
    Counterparts.   This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same Instrument.
    No Rules of Construction.   No rules of construction are intended by the parties hereto and none shall be employed or used in the interpretation of this Agreement. For all purposes, both parties hereto shall be deemed joint authors hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

MMR Information Systems, Inc.

By: ________________________
Name: Robert H. Lorsch
Title: Chief Executive Officer

MyMedicalRecords, Inc.

By: ________________________
Name: Robert H. Lorsch
Title: Chief Executive Officer

Ingrid Safranek

By: ________________________